Press Release

For Immediate Release

                BLUEBOOK INTERNATIONAL ANNOUNCES CAPITAL RAISING

LAKE FOREST, Calif., September 16, 2005 /PRNewswire-FirstCall/ -- Bluebook International Holding Company (OTC Bulletin Board: BBKH - News), announced today that it is seeking to raise approximately $2 million dollars through a private placement of 1,904,762 shares of its common stock and warrants to purchase an additional 190,476 shares of its common stock at an exercise price of $1.31 per share (subject to certain conditions) to institutional and accredited investors. The Company expects to close the private placement within (30) days pending market conditions. The Company intends to use the net proceeds of the raise for working capital, and to better position its' products in the market.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be sales of any securities in any jurisdiction in which such offering would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The securities offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons expect pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About The Bluebook International Holding Company

The Bluebook International Holding Company (OTC Bulletin Board: BBKH - News) is a leading data, software and services provider to the Property and Casualty insurance industry. The Bluebook's information and solutions serve the underwriting and claims process with highly scalable and accessible software and data solutions built on Bluebook's industry utilized standards, pricing and best practices. Bluebook's International property repair and replacement data combined with standards in technology are providing significant enhancements in workflow and reducing costs.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION. THIS NEWSLETTER/RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING THE COMPANY'S INTENTIONS WITH RESPECT TO THE CONTEMPLATED OFFERING AND OTHER TRANSACTIONS DESCRIBED ABOVE AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THE STATEMENTS MADE. THE COMPANY'S ABILITY TO COMPLETE THE OFFERING AND OTHER TRANSACTIONS DESCRIBED ABOVE IS SUBJECT TO VARIOUS RISKS, INCLUDING UNCERTAINTIES RELATING TO MARKET CONDITIONS FOR EQUITY SECURITIES, FOR THE SECURITIES OF DATA TECHNOLOGY COMPANIES AND FOR THE COMPANY'S SECURITIES IN GENERAL.

Contact:

Mark Josipovich
The Bluebook International, Inc.
21098 Bake Parkway Suite 100
Lake Forest, Ca. 92630
(949) 470-9534